TERMINATION  AGREEMENT
                           ----------------------


                This Termination Agreement is made and entered into on

this 25th day of April 1997 by and between DATAFAST, INC., a New York

Corporation with a principal place of business located at 571A White Plains

Road, Eastchester, NY 10709 (hereinafter referred to as "DFI") and COMPUTER

OUTSOURCING SERVICES, INC., a New York Corporation with a principal place of business located at 360 West 31st Street, New York, NY 10001 (hereinafter referred to as "COSI").

                WHEREAS, DFI and COSI are parties to that certain Processing

Agreement dated December 4, 1992, a copy of which is annexed and attached hereto as "Exhibit A" (The "Processing Agreement"); and

                WHEREAS, pursuant to and in accordance with said Processing

Agreement, COSI advanced and delivered to DFI the sum of $200,000 and DFI executed two Promissory Notes each in the principal amount of $100,000.00 and evidencing DFI's obligation to repay the advanced sums, plus interest at the rates set forth in said Promissory Notes (the "Notes"); and

                WHEREAS; DFI and COSI have recently, prior to the date of this

Termination Agreement, entered into an Asset Purchase Agreement whereby COSI purchased from DFI and DFI transferred to COSI (i) all computer processing service accounts and customers and customer lists which DFI formerly serviced and which, pursuant to the Processing Agreement were or are currently being serviced by COSI; (ii) all property and equipment of whatever kind, nature and description, which was transferred and/or delivered to COSI from DFI pursuant to the Processing Agreement; and

                WHEREAS, part of the consideration paid by COSI to DFI pursuant to the Asset Purchase Agreement was COSI's forgiveness of all of DFI's remaining debt and obligations under and pursuant to the Promissory Notes; and

                WHEREAS, DFI and COSI now wish to terminate the Processing

Agreement in accordance with and on the terms set forth herein;

                NOW THEREFORE, in consideration of the sum of $10.00, each to the other in hand paid, and of the mutual undertakings, promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, DFI and COSI do hereby agree as follows:

                1.      The Processing Agreement is as of the date first

written above terminated and neither party shall have any further rights,

liabilities or, obligations pursuant to, related to or in connection with the Processing Agreement.

                2.      DFI, on behalf of itself and its parents, subsidiaries,

affiliates, officers, successors, assigns, predecessors in interest, past and present officers, directors, shareholders, employees, attorneys, accountants,

representatives, and agents does hereby release COSI and, its parents,

subsidiaries, affiliates, officers, successors, assigns, predecessors and successors in interest, past and present officers, directors, shareholders,

employees, attorneys, accountants, representatives, and agents, of and from any and all manner of actions, causes of action (at law or in equity), suits,

claims, counterclaims, demands, agreements, obligations, promises, liability,

damages, costs and expenses of any nature whatsoever, liquidated or unliquidated which DFI had, now has or may hereinafter accrue, or which DFI may hereafter claim to have or which DFI may hereafter discover, against COSI or against any other such person, entity or beneficiary above enumerated,

upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof, including, but not limited to, (i) any and all claims and/or counterclaims which were set forth in, arise from or relate to the Arbitration Proceeding commenced by DFI on or about November 10, 1995 by filing a Demand with the Arbitration Association of America and which

Arbitration Proceeding was designated as case number 19-117-0101-95; (ii) any further performance, obligation or liability whatsoever arising from or related to the Processing Agreement.

                3.      COSI, on behalf of itself and its parents,

subsidiaries, affiliates, officers, successors, assigns, predecessors in interest, past and present officers, directors, shareholders, employees,

attorneys, accountants, representatives, and agents does hereby release DFI and, its parents, subsidiaries, affiliates, officers, successors, assigns,

predecessors and successors in interest, past and present officers, directors,

shareholders, employees, attorneys, accountants, representatives, and agents,

of and from any and all manner of actions, causes of action (at law or in equity), suits, claims, counterclaims, demands, agreements, obligations,

promises, liability, damages, costs and expenses of any nature whatsoever,

liquidated or unliquidated which COSI had, now has or may hereinafter accrue,

or which COSI may hereafter claim to have or which COSI may hereafter discover,

against DFI or against any other such person, entity or beneficiary above enumerated, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date hereof, including, but not limited to,

(i) any and all claims and/or counterclaims which were set forth in, arise from or relate to the Arbitration Proceeding commenced by DFI on or about

November 10, 1995 by filing a Demand with the Arbitration Association of

America and which Arbitration Proceeding was designated as case number

19-117-0101-95; (ii) any further performance, obligation or liability whatsoever arising from or related to the Processing Agreement.

                4.      Each of the parties expressly represents, warrants and

covenants that :  (i) it has not transferred, assigned, pledged, encumbered or hypothecated its right to assert any claim, demand, action, cause of action,

suit, liability, indebtedness, duty, obligation or responsibility which is released in this Agreement; (ii) that it has the lawful right, power,

capacity and authority to release such claims, demands, actions, cause of action, suits, liabilities, indebtedness, duties, obligations, and responsibilities in accordance with the terms herein; (iii) that there are no parties related or otherwise, that have any right, power, authority, capacity,

or standing to assert any claim, demand, action, cause of action, suit or liability, indebtedness, duty, obligation or responsibility that it has released in this Agreement.  Each party further represents that its signatory is authorized to execute this Agreement and the Release embodied herein on its behalf.

                5.      This agreement shall be binding upon and shall inure

to the benefit of each party and its successors and/or assigns.

                6.      This Agreement shall be governed by and construed and

enforced in accordance with the laws of the State of New York without reference to its conflict of laws provisions.

            Entered into as of the date and year first written above.



DATAFAST, INC.                           COMPUTER OUTSOURCING SERVICES, INC.




By: James E. Dellarmi/President-CEO     By:  Zach Lonstein/Chairman
   --------------------------------        -----------------------------------
         Name/Title                                 Name/Title


State of New York                        State of New York
County of Westchester     ss:            County of New York


On the 25th day of April, 1997           On the 25th day of May, 1997 before
before me personally came                me personally came
James E. Dellarmi                        Zach Lonstein
to me known, who, being by me duly       to me known, who, being by me duly
sworn, did depose and say that he        sworn, did depose and say that he
resides at 571A White Plains Road,       resides at 360 W. 31st St.,
Eastchester, N.Y. 10709                  NYC.
and that he is the President    of       and that he is the President/Chairman
DATAFAST, Inc., the corporation          of COMPUTER OUTSOURCING SERVICES,
described in and which executed the      Inc., the corporation described in and
foregoing instrument; that he knows      which executed the foregoing
the seal of said corporation; that       instrument; that he knows the seal of
the seal affixed to said instrument      said corporation; that the seal
is such corporate seal; that it was      affixed to said instrument is such
so affixed by order of the board of      seal; that it was so affixed by order
directors of said corporation and        of the board of directors of said
that he signed his name thereto by       corporation and that he signed his
like order.                              name thereto by like order.






By:  Anthony S. Colavita                 By:   Michael Carmody
----------------------------------       -------------------------------------
Notary Public                            Notary Public

Anthony S. Colavita                      Michael Carmody
Notary Public, State of New York         Notary Public, State of New York
No. 4868135                              No. 02CA5024046
Qualified in Westchester County          Qualified in Westchester County
Term Expires August 18, 1998             Commission Expires Feb. 22, 1998

                PROCESSING AGREEMENT dated December 4, 1992 between COMPUTER OUTSOURCING SERVICES, INC., a New York corporation with its chief office and principal place of business located at 360 West 31st Street, New York, New York 10001 ("COSI"), and DATAFAST, INC., a New York corporation with its chief office and principal place of business located at 132 Montgomery Street, Scarsdale, New York 10583 ("DFI").

                WHEREAS, COSI owns and operates a computer service business in The City of New York which provides both on-line and batch data processing services; and

                WHEREAS, DFI owns and operates a computer service business in Scarsdale, New York which provides accounts receivable batch data processing services; and

                WHEREAS, DFI desires to subcontract to COSI DFI's data processing requirements on the terms and conditions hereinafter set forth; and

                WHEREAS, COSI and DFI are willing to perform their respective obligations hereunder on the terms and conditions hereinafter set forth.

                In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, COSI and DFI hereby agree as follows:

                1. Concurrently with the execution and delivery of this Processing Agreement (this "Agreement"), COSI is advancing to DFI the sum of $100,000 by delivering to DFI its certified check in such amount payable to DFI's order. To evidence such advance, DFI is concurrently delivering to COSI its promissory note (the "First Advance Note") in the principal amount of $100,000. The First Advance Note shall be in the form annexed hereto as Annex A.

                2. Promptly after the execution and delivery of this Agreement, DFI will, at its own expense, relocate DFI's data processing operations to COSI's office located at 360 West 31st Street, New York,
New York. COSI and DFI will attempt to accommodate such relocated operations of DFI within COSI's existing leased offices at such location, and, if COSI's existing offices are too small to fully accommodate such relocated operations, COSI will procure a short term rental of such additional space as may be required from time to time (any such required lease of additional space being hereinafter referred to as the "Additional Lease").

                3. COSI and DFI will cooperate with each other by making their respective employees available without charge to convert all of the operating and application software and all of the data files used by DFI in its computer service business to run on COSI's IBM mainframe computers and peripheral equipment. COSI and DFI will use their respective best efforts to complete this conversation as soon as reasonably practicable, and in any case before January 30, 1993. The date on which such conversion is completed to the mutual satisfaction of COSI and DFI is hereinafter referred to as the "Commencement Date".

                4. On the Commencement Date, COSI will advance to DFI the additional sum of $100,000 by delivering to DFI its certified check in such amount payable to DFI's order. To evidence such additional advance, on the Commencement Date DFI will deliver to COSI its promissory note (the "Second Advance Note") in the principal amount of $100,000. The Second Advance Note shall have the same terms as the First Advance Note except that it shall be called the Second Advance Note and shall be dated the Commencement Date. The First Advance Note and the Second Advance Note are hereinafter collectively referred to as the "Notes".

                5. During the four-year period commencing on the Commencement Date (the "Initial Term") and, if the Initial Term is extended as hereinafter provided in Section 10, during the Additional Term (the Initial Term together with the Additional Term, if any, being hereinafter collectively referred to as the "Term"), COSI will perform its services under this Agreement through a newly-created division (the "Division").

                6. Prior to the Commencement Date, the Division will offer to hire selected employees of DFI whose services will be necessary to the operation of the Division. All employees of DFI hired by the Division will receive a base salary as indicated on the Division Budget for the first year of the Inital Term annexed hereto as 'Annex B'. In addition, all of such hired employees will participate in all COSI plans and receive all other benefits which other newly-hired employees of COSI are entitled to participate in and to receive. No less than 30 days prior to the beginning of each year after the first year during the Term, DFI and COSI shall agree to a Division Budget for the coming year which new Division Budget shall be substituted as 'Annex B' hereto for the year covered thereby.

                7. All DFI employees hired by the Division other than Joseph Sudul will be "at will" employees of the Division and will not be entitled to any written employment agreement. Joseph Sudul will be offered a written employment agreement by the Division to be its Operations Manager for a term coextensive with the Initial Term.

                8. During the Term, COSI will perform all data processing services required by DFI except those permitted to be offered or performed by DFI pursuant to Section 11. During the Term, the Division will bill all clients of DFI for all data processing services and disbursements and expenses incurred in rendering such services and collect on behalf of DFI all accounts receivable so generated. On a quarterly basis COSI will provide DFI with copies of all programs and data files used by the Division in connection with the data processing services performed by the Division for DFI's clients (collectively, the "Division Software"). During the Term, DFI will continue to perform all selling and customer service functions in connection with the data processing services performed by the Division for DFI's clients and may, subject to Section 11, solicit new clients for data processing services. DFI represents and warrants that during the calendar year ending december 31, 1992, the excess of its gross billings for data processing services over the billed-through amounts included in such gross billings for such things as postage, forms, outside messenger service, telephone toll charges and sales or use taxes imposed by any jurisdiction, will exceed $1,000,000.

                9. COSI will keep the books and records of the Division in accordance with generally accepted accounting principles consistently applied and will determine the Division's Adjusted Gross Revenues, Pass Through Billings and Permitted Expenses promptly after the end of each Measuring
Month. Such books and records and determinations of Adjusted Gross Revenues, Pass Through Billings and Permitted Expenses shall be final and binding on all parties hereto in the absence of manifest error. DFI shall have the right during normal business hours to examine the books and records of the Division in respect of each Measuring Month. As used herein, the terms
"Measuring Month" means any month during the Term in respect of which Adjusted Gross Revenues, Pass Through Billings and Permitted Expenses are to be determined; "Adjusted Gross Revenues" means the excess of the gross billings generated by the Division during the Measuring Month over the Pass Through Billings of the Division during the Measuring Month; "Pass Through Billings" means the billed-through amounts included in gross billings generated by the Division for such things as postage, forms, outside messenger service, telephone toll charges and sales or use taxes imposed by any jurisdiction on the services performed by COSI under this Agreement; and "Permitted Expenses" means the sum of: (i) all bad debt expense of the Division during the Measuring Month, whether for the creation of an initial reserve of 5% for doubtful accounts or for adjustment of such reserve from Measuring Month to Measuring Month based on an increase in the level of accounts receivable of the Division or the experience of the Division in collecting its accounts receivable;
(ii) the incremental out-of-pocket expenses incurred by COSI during the Measuring Month for such things as rent under the Additional Lease and payroll expense for all employees of the Division which would not have been incurred by COSI during the Measuring Month except for the operation of the Division; and (iii) the excess, if any, of the Permitted Expenses of the Division during the month immediately preceding the Measuring Month over the Adjusted Gross Revenues of the Division during such immediately preceding month. COSI shall operate the Division so that the Permitted Expenses of the Division during each year of the Term do not exceed 105% of the amounts budgeted therefor on the Division Budget for such year unless otherwise agreed to in writing by DFI and COSI. Within 20 days after the end of each Measuring Month, COSI shall determine and advise DFI of the respective amounts of Adjusted Gross Revenues, Pass Through Billings and Permitted Expenses for such Measuring Month. Within 25 days after the end of each Measuring Month, COSI will cause the Division to distribute amounts equal to the Adjusted Gross Revenues and Pass Thgough Billings for such Measuring Month in the following strict order of priority to the maximum extent possible:

                (a) with respect to each of the first twelve Measuring Months during the Initial Term and also with respect to each other Measuring Month during the Term as to only those Adjusted Gross Revenues attributable to new clients:
                     'first', an amount equal to the sum of the Pass Through Billings and the Permitted Expenses for such Measuring Month shall be distributed to COSI to reimburse it for its out-of-pocket costs of performing its services under this Agreement; 'second', an amount equal to 8% of the Adjusted Gross Revenues for such Measuring Month shall be distributed to COSI as its base fee for performing its services under this Agreement; 'third', an amount equal to 20% of the Adjusted Gross Revenues for such Measuring Month shall be distributed to DFI except that out of such distribution to DFI an amount equal to 5% of the Adjusted Gross Revenues for such Measuring Month shall be applied by COSI to pay on behalf of DFI principal and/or interest on the Notes so long as the Notes remain unpaid; and 'fourth', if the Adjusted Gross Revenues for such Measuring Month exceed the distributions pursuant to clauses "second" and "third" above, an amount equal to such excess shall be distributed to COSI as the balance of its fee for performing its services under this Agreement; and

                (b) with respect to each of the Measuring Months in the second, third and fourth years of the Initial Term and each of the Measuring Months in the Additional Term, if any, except for any Adjusted Gross Revenues for such Measuring Month attributable to new clients and included in the calculation made pursuant to Section 9(a) with respect to such Measuring Month: 'first', an amount equal to the sum of the Pass Through Billings and the Permitted Expenses for such Measuring Month shall be distributed to COSI to reimburse it for its out-of-pocket costs of performing its services under this Agreement; 'second', an amount equal to 8% of the Adjusted Gross Revenues for such Measuring Month shall be distributed to COSI as its base fee for performing its services under this Agreement; 'third', an amount equal to 15% of the Adjusted Gross Revenues for such Measuring Month shall be distributed to DFI except that out of such distribution to DFI an amount equal to 5% of the Adjusted Gross Revenues for such Measuring Month shall be applied by COSI to pay on behalf of DFI principal and/or interest on the Notes so long as the Notes remain unpaid; and 'fourth', if the Adjusted Gross Revenues for such Measuring Month exceed the distributions pursuant to clauses "second" and "third" above, an amount equal to such excess shall be distributed to COSI as the balance of its fee for performing its services under this Agreement.

                10. As collateral security for the prompt payment when due of the principal of and interest on the Notes, DFI hereby grants to COSI a continuing 'first priority security' interest in all of its general intangibles consisting of its client lists, trade name, operating and application software and all of the data files used by DFI in its computer service business (collectively, the "Collateral"). In the event that DFI shall fail to pay in full the principal of and all accrued interest on the Notes on the last day of the Initial Term after COSI has made demand for such payment, COSI shall have the option in its sole and absolute discretion of extending the Initial Term for such minimum length of time (the "Additional term") as may be necessary for the principal of and interest on the Notes to be paid in full by applying all amounts that would otherwise be payable to DFI during the Additional Term pursuant to Section 9(b) to the payment of the principal of and interest on the Notes. Such option may be exercised by COSI at any time prior to 120 days prior to the end of the Initial Term by delivering written notice of its election to DFI. If DFI shall have paid in full the principal of and all accrued interest on the Notes on or prior to the last day of the Initial Term, the Term of this Agreement shall end on the fourth anniversary of the Commencement Date. COSI shall have all of the rights and remedies of a secured party in and to the Collateral provided by
Article 9 of the New York Uniform Commercial Code. DFI hereby authorizes COSI to file Uniform Commercial Code financing statements, amendments thereto and continuations thereof with regard to the Collateral without signature of DFI, to the extent permitted by applicable law. In addition, DFI does hereby further irrevocably make, constitute and appoint COSI or any officer or designee thereof its true and lawful attorney-in-fact in the name of DFI or in the name of COSI to execute any such financing statements, amendment thereto or continuation thereof.

                11. DFI hereby agrees during the Term not to offer to, or perform data processing services for, any client or prospective client of the Division unless the data processing services are to be performed by the Division. For purposes of this Section 11, a "prospective client of the Division" means any entity requiring data processing services of the type now rendered by DFI or rendered by the Division during the Term. In addition, if DFI shall hereafter offer any new types of data processing services, DFI hereby agrees to offer COSI a right of first refusal to have the Division perform under this Agreement the data processing services for all of their permitted clients.

                12. COSI will use due care in processing all work delegated to it by DFI. COSI will cause the Division to use its best efforts to promptly respond to immediate problems brought to its attention.

                13. COSI shall not be liable for any failure to perform its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control, such as acts of God, war, fire, electrical failure, explosion, earthquake, flood, weather, governmental order or regulation, acts of public enemies, shortage of suitable parts, materials and/or manpower not under COSI's control, and transportation accidents, labor disputes, postal delays, strikes and lockouts.

                14. Nothing in this Agreement to the contrary withstanding shall relieve any party to this Agreement from liability for its own gross negligence or willful misconduct.

                15. Neither COSI nor DFI will divulge any information learned by it concerning the other party or its clients without the prior written consent of the other party unless it learned such information prior to the date of this Agreement under circumstances not requiring confidentiality or such other party makes the information available to the general public. COSI will utilize computer industry standards for data security. Promptly after the end of the Term, COSI will deliver to DFI all copies of the Division Software and all client lists, telephone lists and other written information concerning DFI's clients in its possession or under its control, and will destroy all stationery, billing materials and other materials including the "Datafast" name in its possession or under its control. COSI hereby acknowledges that the name "Datafast" is and shall remain the sole property of DFI. COSI agrees for a period of two years following the Term not to solicit any data processing business from, or provide any data processing services to, any client of DFI for whom the Division performed any data processing services at any time during the Term.

                16. At the end of the Term, COSI will assist DFI in moving its data processing operations to another location specified by DFI. In connection therewith, COSI will make available to DFI without charge up to 50 hours of systems and programming time and at 50% of COSI's standard rates for any additional systems and programming assistance requested by DFI to convert and/or modify all of the Division Software for use by DFI.

                17. This Agreement and the Notes constitute the entire understanding between COSI and DFI with respect to subject matter hereof and thereof and supersede and cancel all prior written and oral understandings and agreements with respect to such matters. Except as specifically set forth in this Agreement, COSI makes no representations or warranties, express or implied, including without limitation any warranty of merchantability or fitness for a particular purpose. However, COSI shall be responsible for providing maintenance of all computer hardware and peripherals and all software used by the Division.

                18. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person or forty-eight (48) hours after deposit thereof in the U.S. mails, postage prepaid, for delivery as certified or registered mail, return receipt requested, addressed as set forth in the heading of this Agreement, or to such other address as the party to be notified may specify by notice to the other party.

                19. COSI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets, by agreement in form and substance satisfactory to DFI, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that COSI would be required to perform it if no such succession had taken place. Except as provided in the foregoing sentence, neither COSI nor DFI may assign its rights nor delegate its duties under this Agreement without obtaining the prior written consent of the other party hereto, such consent not to be unreasonably withheld. This Agreement and all rights of the parties hereunder shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto.

                20. No Provisions of this Agreement or the Annexes hereto may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing both COSI and DFI. No waiver by COSI or DFI at any time of any breach by the other, or of compliance with, any condition or provision of this Agreement to be performed by the other shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

                21. Any controversy or claim arising out of this Agreement, the Notes, or the breach hereof or thereof, shall be settled by arbitration in the County of Westchester in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The dispute shall be heard by a panel of three arbitrators, with DFI designating one arbitrator, COSI designating one arbitrator and the two arbitrators so designated selecting the third arbitrator. Judgment upon the award rendered by the arbitration panel may be entered in any court having jurisdiction thereof. Such arbitration shall be a condition precedent to any suit upon or by reason of such controversy or claim except a suit commenced to compel arbitration in accordance with this
Section 21. Both COSI and DFI shall be bound to perform their obligations under this Agreement and the Notes during the pendency of the dispute.

                22. COSI and DFI shall pay their own respective expenses in connection with the negotiation, execution and delivery of this Agreement and the Notes and shall indemnify and hold each other harmless from any claims of finders or brokers in connection with the transactions contemplated by this Agreement and the Notes.

                23. This Agreement may be executed in two or more counterparts each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                24. This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New York.


                                         COMPUTER OUTSOURCING SERVICES, INC.




                                         By:      Zach Lonstein
                                            --------------------------------
                                            Zach Lonstein, President


                                         DATAFAST, INC.




                                         By:     James E. Dellarmi
                                            --------------------------------
                                            James E. Dellarmi, President
                                            and Chief Executive Officer